EXHIBIT 11

                   OAKWOOD HOMES CORPORATION AND SUBSIDIARIES

       CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          September 30,          September 30,           September 30,
                                              1995                  1994 (1)                1993 (1)
                                          -------------          -------------           -------------
Weighted average number of common
   shares outstanding                            22,091                 21,991                  20,145

Add:    Dilutive effect of stock
        options, computed using the
        treasury stock method                       956                  1,001                   1,021

Less:   Unearned ESOP shares                        (48)                   ---                     ---
                                           ------------           ------------            ------------

Weighted average number of common
   and common equivalent shares
   outstanding                                   22,999                 22,992                  21,166
                                           ------------           ------------            ------------

Net income                                 $     45,318           $     35,655            $     25,715
                                           ------------           ------------            ------------

Earnings per common share--primary         $       1.97           $       1.55            $       1.21
                                           ------------           ------------            ------------


Weighted average number of common                22,091                 21,991                  20,145
   shares outstanding

Add:    Dilutive effect of stock
        options, computed using
        the treasury stock method                 1,013                  1,014                   1,064

Add:    Additional shares assumed to
        be outstanding from
        conversion of convertible
        securities                                  ---                    ---                     818

Less:   Unearned ESOP shares                        (48)                   ---                     ---
                                           ------------           ------------            ------------

Weighted average number of common
   shares outstanding assuming
   full dilution                                 23,056                 23,005                  22,027
                                           ------------           ------------            ------------

Net income                                  $    45,318            $    35,655             $    25,715

Add:    Interest on convertible
        securities, net of income
        taxes                                       ---                    ---                     237
                                           ------------           ------------            ------------

Net income, as adjusted                     $    45,318            $    35,655             $    25,952
                                           ============          =============            ============

Earnings per common share--fully
   diluted                                 $       1.97          $        1.55            $       1.18
                                           ============          =============            ============


(1) Restated to reflect the combined results of Oakwood, Golden West and Destiny. See Note 1 to the financial statements incorporated by reference herein.